Exhibit 99.1

Armata Pharmaceuticals Announces Second Quarter Results and Provides

General Corporate Update

Continues to advance AP-PA02 through Phase 1b/2a clinical trial as a potential treatment for cystic fibrosis patients with chronic Pseudomonas aeruginosa

Announced that Todd R. Patrick, CEO, has retired from the Company. Brian Varnum, PhD, former President and Chief Development Officer, has been appointed the Company’s new CEO

MARINA DEL REY, Calif., August 12, 2021 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced results for the second quarter of 2021 and provided a corporate update.

Second Quarter 2021 and Recent Developments:

•	Announced that Todd R. Patrick, Chief Executive Officer, has retired from the company. Armata’s Board of Directors has appointed Brian Varnum, PhD, the company’s former President and Chief Development Officer, to succeed Mr. Patrick. Mr. Patrick will retain his seat on Armata’s Board and has agreed to serve as an advisor to the company at least through 2022.

•	Continued to advance the SWARM-P.a. trial and received a milestone payment of $750,000 pursuant to the Company’s previously announced Therapeutics Development Award from the Cystic Fibrosis Foundation. The award, up to $5 million, is intended to partially fund Armata’s Phase 1b/2a clinical trial of its lead clinical candidate, AP-PA02, as a treatment for chronic Pseudomonas aeruginosa airway infections in people with cystic fibrosis.

•	Progressed IND-enabling activities in preparation for a Phase 1b/2 clinical trial evaluating AP-SA02 as a potential treatment for Staphylococcus aureus bacteremia.

“We continue to make good progress advancing our lead phage product for chronic Pseudomonas airway infections in people with cystic fibrosis. We are very appreciative of the continued support from the Cystic Fibrosis Foundation and the Therapeutics Development Network as we have navigated the challenges of conducting a clinical trial in the respiratory space during COVID-19,” stated Brian Varnum, PhD, Chief Executive Officer of Armata. “In addition, our pipeline programs are advancing. With the support of the U.S. Department of Defense, our phage product for Staphylococcus aureus bacteremia, AP-SA02, is progressing towards an IND filing. We are also leveraging our lead products and our proprietary phage library to identify the next clinical indication to prioritize.”

Anticipated 2021 and 2022 Milestones:

•	Complete the SWARM-P.a. Phase 1b/2a clinical trial

•	Initiate a Phase 1b/2 clinical trial evaluating AP-SA02 as a potential treatment for Staphylococcus aureus bacteremia

•	Initiate at least one additional clinical trial in a new indication

Second Quarter 2021 Financial Results

Grant Revenue. The Company recognized grant revenue of $1.2 million for the three months ended June 30, 2021, which represents Medical Technology Enterprise Consortium (MTEC)’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of Staphylococcus aureus bacteremia. The Company expects to receive $15.0 million in grant funding from MTEC over a three-year period administered by the U.S. Department of Defense and the Defense Health Agency and Joint Warfighter Medical Research Program. The Company recognized $31,000 of revenue in the comparable period in 2020.

Research and Development. Research and development expenses for the three months ended June 30, 2021 were approximately $5.2 million as compared to $2.6 million for the comparable period in 2020. The increase was primarily related to the increase in clinical trial and personnel related expenses.

General and Administrative. General and administrative expenses for the three months ended June 30, 2021 were $2.1 million as compared to $2.0 million for the comparable period in 2020.

Loss from Operations. Loss from operations for the three months ended June 30, 2021 was $(6.2) million as compared to a loss from operations of $(4.6) million for the comparable period in 2020.

Cash and Equivalents. As of June 30, 2021, Armata held approximately $17.5 million of unrestricted cash and cash equivalents, as compared to $9.7 million as of December 31, 2020.

As of August 12, 2021, there were approximately 24.9 million shares of common stock outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. In addition, in collaboration with Merck, known as MSD outside of the United States and Canada, Armata is developing proprietary synthetic phage candidates to target an undisclosed infectious disease agent. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific GMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements, including, without limitation, statements related to Armata's bacteriophage development programs, Armata's ability to meet expected milestones, Armata's ability to be a leader in the development of phage-based therapeutics, and statements related to the timing and results of clinical trials, including the anticipated results of clinical trials of AP-PA02 and AP-SA02, and Armata's ability to develop new products based on bacteriophages and synthetic phages. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata's current expectations. Forward-looking statements involve risks and uncertainties. Armata's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the ability of Armata's lead clinical candidates, AP-PA02 and AP-SA02, to be more effective than previous candidates; Armata's ability to expedite development of AP-PA02; Armata's ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process; Armata's ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; the Company's expected market opportunity for its products; Armata's ability to sufficiently fund its operations as expected, including obtaining additional funding as needed; and any delays or adverse events within, or outside of, Armata's control, caused by the ongoing outbreak of COVID-19. Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Annual Report on Form 10-K, filed with the SEC on March 18, 2021, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Steve Martin

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

858-800-2492

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$17,536,000	$9,649,000
Award receivable	1,168,000	561,000
Prepaids and other current assets	1,005,000	636,000
Total current assets	19,709,000	10,846,000
Property and equipment, net	12,739,000	12,837,000
Other long term assets	2,087,000	2,087,000
Intangible assets, net	13,746,000	13,746,000
Total assets	$48,281,000	$39,516,000

Liabilities and stockholders’ equity
Total current liabilities	$5,903,000	$6,705,000
Long term liabilities	10,682,000	10,877,000
Deferred tax liability	3,077,000	3,077,000
Total liabilities	19,662,000	20,659,000
Stockholders’ equity	28,619,000	18,857,000
Total liabilities and stockholders’ equity	$48,281,000	$39,516,000

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$1,168,000	$31,000	2,234,000	31,000
Operating expenses:
Research and development	5,225,000	2,648,000	$9,575,000	$5,398,000
General and administrative	2,139,000	1,973,000	4,290,000	4,144,000
Total operating expenses	7,364,000	4,621,000	13,865,000	9,542,000
Loss from operations	(6,196,000)	(4,590,000)	(11,631,000)	(9,511,000)
Other income (expense):
Other income (expense), net	2,000	(120,000)	(58,000)	(277,000)
Total other income (expense), net	2,000	(120,000)	$(58,000)	(277,000)
Loss before income taxes and Net Loss	$(6,194,000)	$(4,710,000)	(11,689,000)	$(9,788,000)
Net loss per share, basic and diluted	$(0.25)	$(0.26)	(0.52)	$(0.68)
Weighted average shares outstanding, basic and diluted	24,762,818	18,347,051	22,622,477	14,399,399

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statement of Cash Flows

	Six Months Ended June 30,
	2021	2020
Operating activities:
Net loss	$(11,689,000)	$(9,788,000)
Adjustments required to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liabilities
Stock-based compensation	1,749,000	1,950,000
Depreciation	578,000	575,000
Non-cash interest expense	62,000	300,000
Payment of accreted interest for deferred consideration for asset acquisition	(586,000)	-
Changes in operating assets and liabilities, net	(127,000)	(1,125,000)
Net cash used in operating activities	(10,013,000)	(8,088,000)
Investing activities:
Purchases of property and equipment, net	(494,000)	(377,000)
Net cash used in investing activities	(494,000)	(377,000)
Financing activities:
Principal payment of deferred consideration for asset acquisition	(1,414,000)	(1,000,000)
Proceeds from Paycheck Protection Program Loan	-	718,000
Proceeds from warrant and option exercises	445,000	81,000
Procees from private placement financing, net	19,363,000	22,919,000
Net cash provided by (used in) financing activities	18,394,000	22,718,000
Net increase (decrease) in cash and cash equivalents	7,887,000	14,253,000
Cash, cash equivalents and restricted cash, beginning of period	10,849,000	6,733,000
Cash, cash equivalents and restricted cash, end of period	$18,736,000	$20,986,000

Reconciliation of Cash and cash equivalents:	Six Months Ended June 30,
	2021	2020
Cash and cash equivalents	$17,536,000	$19,786,000
Restricted cash	1,200,000	1,200,000
Cash, cash equivalents and restricted cash	$18,736,000	$20,986,000